Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y, and Class Z Shares' Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y, and Class Z Shares' Statement of Additional Information and to the incorporation by reference of our report, dated December 28, 2010, on the financial statements and financial highlights of Pioneer Equity Income Fund included in the Annual Report to the Board of Trustees and Shareowners for the year ended October 31, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 333-46453) of Pioneer Equity Income Fund.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 16, 2011